Exhibit (a)(1)(T)
Boston Scientific
Stock Option Exchange Program
Webinar Invite
To Be Distributed to Employees via Email on May 24, 2007

DATE:	May 24, 2007
TO:	[Eligible Employees (via email distribution list for all eligible jurisdictions)]
FROM:	Dan Bird, Director of Compensation
RE:	Stock Option Exchange Program Web Conference Sessions
We announced the commencement of the Boston Scientific Stock Option Exchange Program for eligible employees on May 22, 2007. We understand that the decision about whether or not to participate in the program may be a challenging one for some employees. For that reason, we are conducting sessions via web conference to provide an overview of the key features of the program and answer any questions you may have about the program. We are offering several sessions at different dates and times to accommodate busy schedules.
Each session should last about one hour and a half and we will make every effort to answer all of your questions. I will be conducting the sessions along with representatives from our compensation consultant, Watson Wyatt Worldwide. In addition to the web conferences, we will be sending email updates to the frequently asked questions (FAQ) throughout the offer period.
A schedule of the sessions and web conference login instructions are listed below.

		Domestic	International
Date/Time*	Web Conference URL	phone number	phone number
05/30/07 3:00 p.m.	http://attewc.webex. com/attewc/onstage/g ..php?d=882113020	(888) 428-4478	(651) 291-0900

05/30/07 7:30 p.m.	http://attewc.webex.com/attewc/onstage/g.php?d=881945513	(888) 428-4480	(651) 291-5254

05/31/07 10:00 a.m.	http://attewc.webex. com/attewc/onstage/g ..php?d=881450903	(888) 428-4473	(651) 291-0618

05/31/07 7:30 p.m.	http://attewc.webex. com/attewc/onstage/g ..php?d=881838361	(888) 428-4479	(651) 291-0561

06/12/07 10:00 a.m.	http://attewc.webex. com/attewc/onstage/g ..php?d=881418164	(888) 428-4474	(651) 291-0344

06/13/07 3:00 p.m.	http://attewc.webex. com/attewc/onstage/g ..php?d=883568286	(888) 428-4472	(651) 224-7582

*	All times are in Eastern Daylight Savings Time.
Once you have chosen a session, use the corresponding URL and phone number to attend. To login to a session, click on the link, select “enroll,” and enter your information in the required fields. Then, dial the number and give your name and the name of your conference (“Stock Option Exchange Program”) to the Audio Conference Operator.
As a reminder, the program offer period began on Tuesday, May 22, 2007, and is scheduled to expire on Monday, June 18, 2007, at 11:59 p.m. Eastern Daylight Savings Time. You can access information about the program and make an election through the Stock Option Exchange Program Portal at https://www.corp-action.net/Bostonscientific.
We hope you will join us at one of the sessions.
Sincerely,
Dan Bird